Exhibit 99.1

Leidos Appoints Former Acting Secretary of Defense Patrick Shanahan to Board of Directors
(RESTON, Va.) February 16, 2022 – Leidos (NYSE: LDOS), a FORTUNE® 500 science and technology leader, today announced that Patrick Shanahan has been elected to the company’s Board of Directors, effective February 16, 2022. Shanahan served as the 33rd Deputy Secretary of Defense from 2017 to 2019, including as Acting Secretary of Defense from Jan. 1, 2019, to June 23, 2019.
Before his time at the Department of Defense, Shanahan served in a variety of senior roles at Boeing, including as senior vice president, Supply Chain & Operations.
"Pat brings a wealth of expertise to the board and offers tremendous value for our shareholders and customers,” said Leidos Chairman and Chief Executive Officer Roger Krone. “Having served at the highest levels of the Department of Defense and industry, his insight will be an enormous asset. We look forward to working with him as we spearhead advances in the revolutionary technologies that will make our world safer, healthier and more efficient.”
Upon joining the Department of Defense, Mr. Shanahan helped lead the development of several key DoD policies and strategies. This included the 2018 National Defense Strategy, 2018 Department of Defense Cyber Strategy, 2018 Cyber Posture Review, 2018 Nuclear Posture Review and 2019 Missile Defense Review. He was a passionate champion of digital and technological advancement for the department, driving modernization in cybersecurity, artificial intelligence (AI) and cloud computing as well as command, control, and communication. In June 2018, he instituted the Joint Artificial Intelligence Center (JAIC) and published the Department of Defense’s AI Strategy.
A native of Washington State, Mr. Shanahan holds a Bachelor of Science degree in mechanical engineering from the University of Washington and two advanced degrees from the Massachusetts Institute of Technology.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil, and health markets. The company's 43,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $12.30 billion for the fiscal year ended January 1, 2021. For more information, visit www.Leidos.com.